SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☒

Check the appropriate box:
☐ Preliminary Proxy Statement	☐	Confidential, For Use of the Commission Only
(as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement

☐ Definitive Additional Materials
☒ Soliciting Material Under Rule 14a-12

THE CHALONE WINE GROUP, LTD.

(Name of Registrant as Specified In Its Charter)

DOMAINES BARONS DE ROTHSCHILD (LAFITE)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Filed by Domaines Barons de Rothschild (Lafite) pursuant to
Rule 14a-12 of the Securities and Exchange Act

     The following is the text of a letter issued by Domaines Barons de Rothschild (Lafite) to the employees of The Chalone Wine Group, Ltd. on November 1, 2004:

November 1, 2004

Dear Chalone employees,

     Today, Domaines Barons de Rothschild (Lafite), together with its partners Franciscan Estates and Huneeus Vintners, announced that DBR has signed a merger agreement with The Chalone Wine Group to acquire all of the shares of Chalone’s stock held by the public. Immediately following approval of the merger agreement by Chalone’s shareholders, which is now anticipated to take place in the first quarter of 2005, DBR, Franciscan Estates and Huneeus Vintners will form a private joint venture that will combine the assets of Chalone with the Oakville Vineyards of Franciscan Estates and the Quintessa property of Huneeus Vintners.

     As an independent and privately owned company, we will now be able to focus exclusively on making and marketing great wines. Because of the increased reporting pressure on public companies and the small size of Chalone Wine Group, we believed that remaining a public company was not a favorable option for the future.

     This belief, along with the opportunity to partner with Huneeus Vintners and Franciscan Estates, two companies that bring tremendous assets and experience to our fine wine portfolio, drove us to propose this venture. As a part of the transaction, both Franciscan Estates and Huneeus Vintners will contribute assets that will further strengthen Chalone’s position as a luxury wine company and make it one of the largest single owners of vineyards in the Napa Valley.

     Huneeus Vintners will contribute the Quintessa vineyard and winery founded by Agustin and Valeria Huneeus in 1990. It is a magnificent 280-acre property located in the heart of Rutherford, with a beautiful state-of-the-art winery and a strong reputation. Franciscan Estates will contribute their Oakville Estate vineyard, a 240-acre property next to Silver Oak and across from Opus One on the Oakville Cross road. This enviable property will be the home for a new Domaines Barons de Rothschild (Lafite) Napa Valley wine venture that will form part of this new company.

     Chalone has developed unique relationships with its shareholder partners that have played an important part of the company’s development. These ambassadors will remain an important part of our future, retaining unique privileges and special access to company wines, and the annual celebration will continue with as much spirit as ever. Furthermore, with the acquisition of their shares, we will provide each shareholder with a $1/share wine dividend to be used over the year.

     As part of the transaction, Agustin F. Huneeus will become CEO of the new company, and Christophe Salin, President of DBR, and current Chairman of the Board of Chalone, will become Chairman. Agustin is a seasoned wine professional with an outstanding track record as President and CEO of Franciscan Estates. He has great respect for the Chalone organization and its family of wineries and is looking forward to becoming a part of the team.

     The incredible team of employees and direction that attracted us to Chalone in 1989 remain one of the company’s greatest strengths today. Now more than ever, we are committed to ensuring the continuity of the spirit and values of the Company’s founders, Phil Woodward and the late Dick Graff. As an independent company, with partners that bring new strengths, we believe Chalone will be better positioned for the future.

     It is our strong belief that this is a great combination which will permit Chalone to prosper and a fantastic opportunity for its management and employees. We know that this process can be challenging, and we are committed to communicating efficiently and clearly with all employees when we are legally able to do so.

     For now, it is business as usual under Tom Selfridge and his management team’s guidance, to whom we express our sincere gratitude for having taken the company where it is today. The holiday season is approaching and as you all know, this is a key period for the company. We will keep you informed of details as the transaction is finalized.

Important Information for Investors and Shareholders

     Chalone intends to file with the Securities and Exchange Commission (“SEC”) a proxy statement and other relevant documents in connection with the proposed acquisition of Chalone by DBR. Investors and security holders of Chalone are urged to read the proxy statement and other relevant documents when they become available because they will contain important information about Chalone, DBR and the proposed merger. Investors and security holders of Chalone may obtain free copies of the proxy statement and other relevant documents filed with the SEC (when they become available) at the SEC’s website at www.sec.gov, at Chalone’s website at www.chalonewinegroup.com. In addition, investors and security holders of Chalone may obtain free copies of the proxy statement (when it becomes available) by writing to 621 Airpark Road, Napa, CA 94558, Attention: Shareholder Services Department, or by emailing to shservices@chalonewinegroup.com.

     Chalone and its directors, executive officers, certain members of management and certain employees may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. A description of the interests in Chalone of its directors and executive officers is set forth in Chalone’s annual report on Form 10-K for the fiscal year ended December 31, 2003 filed with the SEC on March 30, 2004 and in Chalone’s proxy statement for its 2004 annual meeting of shareholders filed with the SEC on April 19, 2004. Additional information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of proxies in connection with the proposed merger, and a description of their direct and indirect interests in the proposed merger, will be set forth in the proxy statement when it is filed with the SEC.

Sincerely,

Domaines Barons de Rothschild (Lafite)

Eric de Rothschild	/s/ Eric de Rothschild

Christophe Salin	/s/ Christophe Salin

3